EXHIBIT 2.2.c



                                                  At IAS PART 26 of the
                                                  Supreme Court of the State
                                                  of New York, held in and for
                                                  the County of New York on
                                                  the 9th day of January, 1998.



Present:   Hon. KARLA MOSKOWITZ, J.S.C.




SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
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                                                  Index No. 97/118830
In the Matter of the Voluntary
Liquidation and Dissolution of

RIVER BANK AMERICA,                               CLOSING ORDER

Petitioner

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     A proceeding having been commenced by Petitioner, River Bank America (the
"Bank"), on October 15, 1997, by service of a notice of petition, and verified petition together with exhibits, for a closing order pursuant to Section 605 of the New York State Banking Law, and a request for judicial intervention having been filed on October 15, 1997, and the proceeding having been assigned to the Honorable Karla Moskowitz, a Justice of this Court, and the Superintendent of Banks, New York State Banking Department (the "Superintendent"), having been served, and proof of said service having been duly filed with the Court and the application having

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duly come on to be heard before the Court on the 25th day of November, 1997, and
Battle Fowler LLP, attorneys for the petitioner having appeared in support of the application and the Superintendent having interposed no objection to the petition and the Court having issued an order granting the petition on default on November 26, 1997 and directing the settlement of an order thereon;

     NOW, upon reading and filing the notice of petition dated October 15, 1997, and the verified petition for a closing order, duly verified by Jerome R. McDougal, Jr., President of the Bank, dated October 14, 1997, together with its annexed exhibits with proof of service, and the supplemental affirmation of Raymond J. Soffientini dated November 21, 1997 in support of petition for a closing order, together with its annexed exhibits with proof of service, it is hereby:

     ORDERED, that the petition of the Bank is granted, and the business of the Bank is hereby closed; and it is further

     ORDERED, that within 30 days of the date of entry of this Order, the Bank shall serve upon all known creditors of the Bank a copy of this Order, together with a notice permitting the presentation of claims to the Bank, at its offices at 645 Fifth Avenue, 8th Floor, New York, New York 10022, on or before March 2, 1998 (a date not less than 30 days nor more than 60 days from the date of entry of this Order) in the form annexed hereto ("Notice to Creditors"); and it is further

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     ORDERED, that the Bank shall cause a copy of the Notice to Creditors to be published in the New York Law Journal once a week for two (2) consecutive weeks within 30 days from the date of entry of this Order; and it is further

     ORDERED, that the Bank or any creditor, upon notice, may apply to the Court for a determination as to any disputed claim or for any other relief necessary to effectuate the liquidation of the Bank; and it is further

     ORDERED, that the Bank shall file a certified copy of this Closing Order with the office of the Superintendent within five (5) days of the date of entry hereof; and it is further

     ORDERED, that within a reasonable time following the expiration of time during which creditors may present their claims and following the Bank's compliance with provisions of this Order with regard to the giving of notice to creditors, the Bank shall file a verified statement with the Superintendent, listing all the names of creditors, depositors and others who have not received debt, deposits, dividends or other amounts due to them, together with all identifying information, and shall thereupon pay over such unclaimed amounts to the Superintendent as trustee for the persons entitled to receive them; and it is further

     ORDERED, that upon filing said verified statement the Bank may further apply to this Court, pursuant to Section 605(6) requiring notice be given to the Superintendent and the New York State Office

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of the Comptroller and such other and further notice as this Court may prescribe, and for an order affirming the disposition of any unclaimed amounts and declaring the Bank dissolved and its corporate existence terminated, and directing the Bank to file a certified copy of said order with the Superintendent.

Enter:        1/9/98
                                                       /s/ Karla Moskowitz
                                                               J.S.C.


Filed January 14, 1998
County Clerk's Office, New York

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